Exhibit 10.1

FIRST AMENDMENT TO
SOTHEBY'S AMENDED AND RESTATED
RESTRICTED STOCK PLAN

          THIS FIRST AMENDMENT to the Sotheby's Amended and Restated Restricted Stock Plan ("First Amendment"), dated the 28th day of July, 2006, is adopted by Sotheby's, a Delaware corporation (the "Corporation").

RECITALS:

           A.           The Sotheby’s Amended and Restated Restricted Stock Plan (the “Plan”) was adopted by the Compensation Committee of the Board of Directors of the Corporation in March, 2006 and approved by the shareholders of the Corporation at the Corporation’s 2006 Annual Meeting of Shareholders on May 8, 2006.

           B.           Pursuant to Section 8.1 of the Plan, the Corporation has the authority to amend the Plan. The Corporation desires to and does hereby amend the Plan, as hereinafter set forth, to authorize the grant of Restricted Stock Entitlements under the Plan to certain non-U.S. employees where the grant of Restricted Stock would result in adverse tax consequences under non-U.S. tax law.

           NOW, THEREFORE, the Plan is hereby amended as follows:

           1.           Section 2.28 of the Plan is amended in its entirety by substituting the following:

“2.28 Restricted Stock and Restricted Stock Entitlements. Restricted Stock means those shares of Common Stock made the subject of any Award granted pursuant to the Plan. Restricted Stock Entitlements means an award of Restricted Stock Entitlements, rather than Restricted Stock, is made under the Plan to certain non-U.S. employees for tax reasons. Restricted Stock Entitlements are described in Section 6.5. ”

          2.           A new Section 6.5 of the Plan is added as follows:

“6.5 Restricted Stock Entitlements. The Compensation Committee may cause the Corporation to award Restricted Stock Entitlements in lieu of a grant of shares of Restricted Stock to certain non-U.S. employees where the grant of Restricted Stock would result in adverse tax consequences to such non-U.S. employees. Restricted Stock Entitlements entitle holders to call, without payment, for the relevant number of shares of Common Stock at the applicable vesting date. Non-U.S. employees who are awarded Restricted Stock Entitlements are deemed to have called for these shares of Common Stock that vest on the applicable vesting date determined under Section 7.3 and as set forth in such participant’s Restricted Stock Entitlement Agreement. Restricted Stock Entitlements shall be subject to all of the same terms and conditions of the Plan as Restricted Stock; provided, however, that voting and dividend rights under Section 6.4 do not apply to Restricted Stock Entitlements. Accordingly, all references in this Plan to Restricted Stock also include Restricted Stock Entitlements with the exception of Section 6.4 as noted above. Once the applicable vesting date has occurred and any other restriction has lapsed, the Restricted Stock Entitlement is exchanged for an equivalent number of shares of Common Stock.”

          3.           The effective date of this Amendment is July 28, 2006

          IN WITNESS WHEREOF, this Amendment is hereby executed as of the day and year first above written.

SOTHEBY'S

By:	/s/ Susan Alexander

Its:	EVP, Worldwide Head of HR